GlobeTel Announces Changes in Board of Directors

Pembroke Pines, FL - February 14, 2005 (Business Wire) -- GlobeTel Communications Corp. (OTCBB:GTEL), today announced that Dr. Jerrold R. Hinton has resigned as a member of the Board of Directors of GTEL and will be replaced by Laina Raveendran Greene, CEO of GetIT Multimedia Pte Ltd., a Silicon Valley company based in Singapore (www.getit-multimedia.com)

Dr. Hinton founded American Diversified Company, Inc., the predecessor company of GTEL, in 1995. He previously served as Chairman, Chief Executive Officer and President of both American Diversified and GTEL. He resigned on February 8, 2005 in order to give the Company the ability to bring on a Board member who qualifies and can function as an independent member of the Audit Committee.

Mr. Hinton stated that "The Company has exceeded my expectations under Tim's leadership. It is time for me to step aside to facilitate this growth and to make room for well suited board candidates, who can assist leadership with the next stage of growth. I am proud to have served the Company and our shareholders and feel very strongly that the company's best days are yet to come and we can all enjoy the fruits of our hard work. I wish the shareholders and the Company nothing but the best."

Tim Huff, CEO of GTEL, stated, "We owe a tremendous debt of gratitude to Dr. Hinton in holding the company together and maintaining its survival in some difficult times until we could establish the areas in which we could truly grow into what he and others envisioned. We wish him well in his future as I will not hesitate to call upon him if the need and occasion should arise."

Ms. Raveendran Greene, who will join the board of Directors of GTEL immediately, is the founder and CEO of GetIt Multimedia Pte. Ltd., a content development and delivery company providing solutions for e-learning and e-communications. She is a communications expert with a law degree, having obtained her law degree from the National University of Singapore and Masters of Law (Cum Laude) from the Harvard Law School.

Professional associations to which Ms. Raveendran Greene belongs, include, among others: International Advisory Panel member of the Asia Pacific Information Development Programme (UNDP), Chair of the Asia Pacific Policy and Legal Working Group; Charter Member of the Asia Silicon Valley Connection: Founding Member of the Global Telecommunications Society (Washington, D.C.); and former Program Committee for the International Telecommunications Union (ITU).

Mr. Huff continued, "We welcome Laina to the GTEL family. We are extremely excited about our future and we feel that Laina's experience in telecommunications and her international reputation as a telecommunications expert, will greatly enhance our board. We are pleased that she has agreed to join us."

Additional information concerning other areas and topics of GTEL can be found on our web site at www.globetel.net.

Certain statements in this release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Placement Act of 1995. The words "forecast", "project", "intend", "expect", "should", "would", and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (finance or operating) or achievements to differ from future results, performance (financing and operating) or achievements expressed or implied by such forward-looking statements. The above are more fully discussed in the Company's SEC filings.
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Contact:
      GlobeTel Communications Corp.
      Leigh A. Coleman
      954-241-0590
      investors@globetel.net